Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
October 29, 2020	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Third Quarter 2020 Earnings;

Solid Recovery Trends in Core Markets

Third Quarter Highlights

•	Third quarter 2020 net income of $57 million compared to net income of $41 million in the prior year period; third quarter 2020 diluted earnings per share of $0.22 compared to diluted earnings per share of $0.13 in the prior year period.

•	Third quarter 2020 adjusted net income of $70 million compared to adjusted net income of $95 million in the prior year period; third quarter 2020 adjusted diluted earnings per share of $0.32 compared to adjusted diluted earnings per share of $0.41 in the prior year period.

•	Third quarter 2020 adjusted EBITDA of $188 million compared to $215 million in the prior year period.

•	Third quarter 2020 net cash provided by operating activities from continuing operations was $65 million. Free cash flow from continuing operations was $11 million for the third quarter 2020 and adjusted free cash flow from continuing operations was $189 million.

•	Balance sheet remains strong with a net leverage of 1.6x and total liquidity is approximately $2.5 billion.

•	Sale of Venator Materials PLC shares to funds advised by SK Capital is on track to close near year end. Together with estimated cash tax savings of approximately $150 million, which this transaction facilitates, we expect to secure an aggregate total cash benefit of approximately $250 million.

•	In excess of $100 million of previously announced targeted annualized savings and acquisition integration synergies remains on track to be achieved by the end of 2021.

•	On October 28, 2020, Huntsman announced the agreement to sell its India based Do-It-Yourself consumer adhesives business for up to $285 million to Pidilite Industries Ltd. The transaction value represents a 2019 adjusted EBITDA multiple of ~15x and is expected to close within the coming week.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2020	2019	2020	2019

Revenues	$1,510	$1,687	$4,350	$5,140

Net income	$57	$41	$706	$290
Adjusted net income(1)	$70	$95	$105	$288

Diluted income per share	$0.22	$0.13	$3.13	$1.12
Adjusted diluted income per share(1)	$0.32	$0.41	$0.47	$1.24

Adjusted EBITDA(1)	$188	$215	$407	$664

Net cash provided by operating activities from continuing operations	$65	$257	$110	$434
Free cash flow from continuing operations(2)	$11	$194	$(60)	$253
Adjusted free cash flow from continuing operations(6)	$189	$194	$128	$253

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported third quarter 2020 results with revenues of $1,510 million, net income of $57 million, adjusted net income of $70 million and adjusted EBITDA of $188 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“The third quarter proved to be better than we had anticipated with improving conditions in almost all of our businesses except for commercial aircraft. Although the global community continues to face significant challenges around COVID-19, we see positive momentum entering the fourth quarter.  We remain fully on track in integrating our two downstream acquisitions completed earlier this year and in delivering in excess of $100 million of annualized synergies and savings from our previously announced cost optimization initiative by the end of 2021. We are also on track to close on the sale of our Venator shares near the end of 2020 further bolstering our liquidity and balance sheet with approximately $250 million of total related cash. During 2020, a year that history will remember for unprecedented challenges, more than ever before Huntsman has become significantly stronger, further focused on strategically growing its differentiated businesses and enhancing shareholder value.”

Segment Analysis for 3Q20 Compared to 3Q19

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended September 30, 2020 compared to the same period of 2019 was primarily due to lower MDI average selling prices. MDI average selling prices decreased across most major markets in relation to the global economic slowdown resulting from the COVID-19 pandemic. Overall polyurethanes sales volumes were roughly flat, when including sales volumes in connection with the Icynene-Lapolla Acquisition. The increase in segment adjusted EBITDA was primarily due to lower raw material costs and lower fixed costs as well as additional sales volumes in connection with the Icynene-Lapolla Acquisition, partially offset by lower MDI pricing.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended September 30, 2020 compared to the same period of 2019 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily in relation to the global economic slowdown. Average selling prices decreased primarily due to lower raw material costs. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, partially offset by higher margins in our performance amines business and lower fixed costs.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended September 30, 2020 compared to the same period in 2019 was due to lower sales volumes and lower overall average selling prices. Sales volumes decreased across all markets and regions, except in our global power market, primarily in relation to the global economic slowdown and customer destocking. Despite local currency average selling prices remaining unchanged, overall average selling prices decreased due to the impact of a stronger U.S. dollar against major international currencies. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, partially offset by lower fixed costs.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended September 30, 2020 compared to the same period of 2019 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to weaker demand in relation to the global economic slowdown. Average selling prices decreased as a result of product mix change, competitive market pressures and the impact of a stronger U.S. dollar against major international currencies. The decrease in segment adjusted EBITDA was primarily due to lower sales revenues and lower capitalization of indirect costs because of reduced production, partially offset by lower raw material costs and lower fixed costs.

Corporate, LIFO and other

For the three months ended September 30, 2020, adjusted EBITDA from Corporate and other for Huntsman Corporation decreased by $1 million to a loss of $37 million from a loss of $36 million for the same period of 2019.

Liquidity and Capital Resources

During the three months ended September 30, 2020, our adjusted free cash flow from continuing operations was $189 million as compared to $194 million in the prior year period. As of September 30, 2020, we had approximately $2.5 billion of combined cash and unused borrowing capacity.

During the three months ended September 30, 2020, we spent $54 million on capital expenditures as compared to $63 million in the same period of 2019. For 2020 we expect to spend between $250 million to $255 million on capital expenditures.

Year to date we paid approximately $188 million in taxes related to the sale of our Chemical Intermediates Businesses, which was completed on January 3, 2020, and we expect to spend an additional $187 million within the fourth quarter. However, depending upon the timing of the completion of the sale of most of our Venator shares, which is expected near year-end, the net amount of taxes to be paid in the fourth quarter may be reduced by approximately $150 million.

Income Taxes

In the third quarter 2020, our adjusted effective tax rate was 23%. For 2020, our adjusted effective tax rate is expected to be approximately 20% - 22%. We expect our forward adjusted effective tax rate will be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2020 financial results on Thursday, October 29, 2020 at 10:00 a.m. ET.

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/41067/indexl.html

Participant dial-in numbers:
Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the fourth quarter 2020, a member of management is expected to present at:

Morgan Stanley Virtual Global Chemicals Conference on November 10, 2020

Citi Basic Materials Virtual Conference on December 1, 2020

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2020	2019	2020	2019
Revenues	$1,510	$1,687	$4,350	$5,140
Cost of goods sold	1,231	1,347	3,612	4,068
Gross profit	279	340	738	1,072
Operating expenses	208	231	660	695
Restructuring, impairment and plant closing costs (credits)	12	(43)	34	(42)
Operating income	59	152	44	419
Interest expense	(24)	(27)	(63)	(86)
Equity in income of investment in unconsolidated affiliates	21	19	25	41
Fair value adjustments to Venator investment	6	(148)	(100)	(90)
Loss on early extinguishment of debt	-	-	-	(23)
Other income, net	10	7	27	16
Income (loss) from continuing operations before income taxes	72	3	(67)	277
Income tax expense	(15)	(30)	(9)	(113)
Income (loss) from continuing operations	57	(27)	(76)	164
Income from discontinued operations, net of tax(3)	-	68	782	126
Net income	57	41	706	290
Net income attributable to noncontrolling interests, net of tax	(9)	(11)	(15)	(31)
Net income attributable to Huntsman Corporation	$48	$30	$691	$259

Adjusted EBITDA(1)	$188	$215	$407	$664
Adjusted net income(1)	$70	$95	$105	$288

Basic income per share	$0.22	$0.13	$3.13	$1.12
Diluted income per share	$0.22	$0.13	$3.13	$1.12
Adjusted diluted income per share(1)	$0.32	$0.41	$0.47	$1.24

Common share information:
Basic weighted average shares	220	227	221	230
Diluted weighted average shares	221	227	221	232
Diluted shares for adjusted diluted income per share	221	229	222	232

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2020	2019	(Worse)	2020	2019	(Worse)
Segment Revenues:
Polyurethanes	$936	$993	(6%)	$2,554	$2,931	(13%)
Performance Products	238	281	(15%)	758	880	(14%)
Advanced Materials	199	256	(22%)	632	803	(21%)
Textile Effects	142	179	(21%)	424	583	(27%)
Corporate and Eliminations	(5)	(22)	n/m	(18)	(57)	n/m
Total	$1,510	$1,687	(10%)	$4,350	$5,140	(15%)

Segment Adjusted EBITDA(1):
Polyurethanes	$156	$146	7%	$271	$426	(36%)
Performance Products	36	38	(5%)	123	125	(2%)
Advanced Materials	25	51	(51%)	103	159	(35%)
Textile Effects	8	16	(50%)	24	66	(64%)
Corporate, LIFO and other	(37)	(36)	(3%)	(114)	(112)	(2%)
Total	$188	$215	(13%)	$407	$664	(39%)

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	September 30, 2020 vs. 2019
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(5%)	1%	(2%)	0%	(6%)

Performance Products	(3%)	1%	6%	(19%)	(15%)

Advanced Materials	0%	(1%)	(10%)	(11%)	(22%)

Textile Effects	(7%)	(2%)	1%	(13%)	(21%)

	Nine months ended
	September 30, 2020 vs. 2019
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(6%)	(1%)	0%	(6%)	(13%)

Performance Products	(5%)	(1%)	5%	(13%)	(14%)

Advanced Materials	1%	(2%)	(2%)	(18%)	(21%)

Textile Effects	(2%)	(2%)	(2%)	(21%)	(27%)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2020	2019	2020	2019	2020	2019	2020	2019
Net income	$57	$41			$57	$41	$0.26	$0.18
Net income attributable to noncontrolling interests	(9)	(11)			(9)	(11)	(0.04)	(0.05)

Net income attributable to Huntsman Corporation	48	30			48	30	0.22	0.13
Interest expense from continuing operations	24	27
Income tax expense from continuing operations	15	30	$(15)	$(30)
Income tax expense from discontinued operations(3)	-	25
Depreciation and amortization from continuing operations	70	65
Depreciation and amortization from discontinued operations(3)	-	13
Business acquisition and integration expenses and purchase accounting inventory adjustments	9	3	(3)	(1)	6	2	0.03	0.01
EBITDA / Income from discontinued operations, net of tax(3)	-	(106)	N/A	N/A	-	(68)	-	(0.30)
Income from transition services arrangements	(1)	-	-	-	(1)	-	-	-
Fair value adjustments to Venator Investment(a)	(6)	148	-	-	(6)	148	(0.03)	0.65
Certain legal and other settlements and related (income) expenses	(4)	1	1	-	(3)	1	(0.01)	-
Certain non-recurring information technology project implementation costs	1	1	-	-	1	1	-	-
Amortization of pension and postretirement actuarial losses	20	16	(4)	(5)	16	11	0.07	0.05
Restructuring, impairment and plant closing and transition costs (credits)	12	(43)	(3)	9	9	(34)	0.04	(0.15)
Plant incident remediation costs	-	5	-	(1)	-	4	-	0.02

Adjusted(1)	$188	$215	$(24)	$(28)	$70	$95	$0.32	$0.41

Adjusted income tax expense(1)					$24	$28
Net income attributable to noncontrolling interests, net of tax					9	11

Adjusted pre-tax income(1)					$103	$134

Adjusted effective tax rate(4)					23%	21%

Effective tax rate					21%	n/m

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2020	2019	2020	2019	2020	2019	2020	2019
Net income	$706	$290			$706	$290	$3.20	$1.25
Net income attributable to noncontrolling interests	(15)	(31)			(15)	(31)	(0.07)	(0.13)

Net income attributable to Huntsman Corporation	691	259			691	259	3.13	1.12
Interest expense from continuing operations	63	86
Income tax expense from continuing operations	9	113	$(9)	$(113)
Income tax expense from discontinued operations(3)	239	44
Depreciation and amortization from continuing operations	206	201
Depreciation and amortization from discontinued operations(3)	-	59
Business acquisition and integration expenses and purchase accounting inventory adjustments	30	4	(6)	(1)	24	3	0.11	0.01
EBITDA / Income from discontinued operations, net of tax(3)	(1,021)	(229)	N/A	N/A	(782)	(126)	(3.54)	(0.54)
U.S. tax reform impact on tax expense	-	-	-	3	-	3	-	0.01
Impact of Switzerland income tax rate change	-	-	-	32	-	32	-	0.14
Gain on sale of businesses/assets	(1)	-	-	-	(1)	-	-	-
Income from transition services arrangements	(6)	-	1	-	(5)	-	(0.02)	-
Fair value adjustments to Venator Investment(a)	100	90	-	-	100	90	0.45	0.39
Loss on early extinguishment of debt	-	23	-	(5)	-	18	-	0.08
Certain legal and other settlements and related expenses	2	1	-	-	2	1	0.01	-
Certain non-recurring information technology project implementation costs	3	1	-	-	3	1	0.01	-
Amortization of pension and postretirement actuarial losses	57	49	(12)	(13)	45	36	0.20	0.16
Restructuring, impairment and plant closing and transition costs (credits)	34	(42)	(7)	9	27	(33)	0.12	(0.14)
Plant incident remediation costs	1	5	-	(1)	1	4	-	0.02

Adjusted(1)	$407	$664	$(33)	$(89)	$105	$288	$0.47	$1.24

Adjusted income tax expense(1)					$33	$89
Net income attributable to noncontrolling interests, net of tax					15	31

Adjusted pre-tax income(1)					$153	$408

Adjusted effective tax rate(4)					22%	22%

Effective tax rate					(13%)	41%

(a) Represents the changes in market value in Huntsman's remaining interesting in Venator.

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	September 30,	December 31,
In millions	2020	2019

Cash	$1,168	$525
Accounts and notes receivable, net	889	953
Inventories	819	914
Other current assets	125	155
Current assets held for sale	-	1,208
Property, plant and equipment, net	2,477	2,383
Other noncurrent assets	2,619	2,182
Total assets	$8,097	$8,320

Accounts payable	$725	$822
Other current liabilities	629	462
Current portion of debt	567	212
Current liabilities held for sale	-	512
Long-term debt	1,557	2,177
Other noncurrent liabilities	1,242	1,311
Huntsman Corporation stockholders’ equity	3,222	2,687
Noncontrolling interests in subsidiaries	155	137

Total liabilities and equity	$8,097	$8,320

Table 6 – Outstanding Debt

	September 30,	December 31,
In millions	2020	2019

Debt:
Revolving credit facility	$-	$40
Accounts receivable programs	52	167
Term loan	-	103
Senior notes	2,003	1,963
Variable interest entities	50	65
Other debt	19	51

Total debt - excluding affiliates	2,124	2,389

Total cash	1,168	525
Net debt - excluding affiliates(5)	$956	$1,864

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2020	2019	2020	2019

Total cash at beginning of period	$1,254	$449	$525	$340

Net cash provided by operating activities from continuing operations	65	257	110	434
Net cash provided by (used in) operating activities from discontinued operations(3)	18	126	(22)	222
Net cash (used in) provided by investing activities from continuing operations	(47)	(11)	1,105	(111)
Net cash used in investing activities from discontinued operations(3)	-	(13)	-	(31)
Net cash used in financing activities	(129)	(383)	(546)	(431)
Effect of exchange rate changes on cash	7	(7)	(4)	(5)
Total cash at end of period	$1,168	$418	$1,168	$418

Free cash flow from continuing operations(2):
Net cash provided by operating activities	$65	$257	$110	$434
Capital expenditures	(54)	(63)	(170)	(181)
Free cash flow from continuing operations	$11	$194	$(60)	$253

Taxes paid on sale of Chemical Intermediates Businesses	$178	$-	$188	$-
Adjusted free cash flow from continuing operations(6):	$189	$194	$128	$253

Supplemental cash flow information:
Cash paid for interest	$(9)	$(12)	$(49)	$(65)
Cash paid for income taxes	(187)	(34)	(242)	(102)
Cash paid for restructuring and integration	(10)	(3)	(24)	(14)
Cash paid for pensions	(27)	(29)	(73)	(68)
Depreciation and amortization	70	65	206	201

Change in primary working capital:
Accounts and notes receivable	$(76)	$116	$103	$69
Inventories	75	(5)	154	19
Accounts payable	111	(4)	(85)	(16)
Total change in primary working capital	$110	$107	$172	$72

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses a free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. We have historically defined free cash flow as cash flows provided by operating activities and used in investing activities, excluding acquisition/disposition activities and including non-recurring separation costs. Starting with the quarter ended March 31, 2020, we updated our definition of free cash flow to a presentation more consistent with today’s market standard of net cash provided by operating activities less capital expenditures. Using our updated definition, our free cash flow for the years ended December 31, 2019, 2018, and 2017 were $382 million, $453 million, and $438 million, respectively. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates Businesses. Results from these businesses, including the associated gain on sale, was treated as discontinued operations until the completion of the sale on January 3, 2020.

(4) We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5) Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(6) Adjusted free cash flow is defined as free cash flow, as described above, adjusted by excluding the taxes paid in connection with the sale of our Chemical Intermediates Businesses.  We believe that adjusted free cash flow provides a useful comparison from period to period because it excludes the impact of cash taxes unrelated to our operations. Additionally, the proceeds received from the sale of our Chemical Intermediates Businesses was classified as cash provided by investing activities and therefore was not factored into our free cash flow.  As result, we believe the adjustment to exclude the taxes paid associated with this sale provides a meaningful measure of our free cash flow.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2019 revenues of approximately $7 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.